Exhibit 99.3

PRESS RELEASE

This is a press release issued by Teleperformance SE (“Teleperformance”) pursuant to the provisions of Section 7, paragraph 1 sub a of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft, the “Decree”) in connection with the intended public offer by Teleperformance for all the issued and outstanding ordinary shares in the capital of Majorel Group Luxembourg S.A. (“Majorel”). This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Teleperformance or Majorel. Any offer will be made only by means of an offer memorandum (the “Offer Memorandum”) approved by the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”). This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, the United States, Canada and Japan or in any other jurisdiction in which such release, publication or distribution would be unlawful.

UPDATE ON INTENDED VOLUNTARY PUBLIC CASH AND SHARE OFFER FOR MAJOREL BY TELEPERFORMANCE

Paris, France – 23 May 2023

Reference is made to the announcement issued by Teleperformance on 26 April 2023 in respect of the intended voluntary public cash and share offer for all issued and outstanding shares in the capital of Majorel (the “Offer”), which has been welcomed by Majorel’s management board and supervisory board.

Pursuant to the provisions of Section 7, paragraph 1 sub a of the Decree, which requires a public announcement with a status update on an intended public offer within four weeks after the offer is announced, Teleperformance hereby provides this update on the Offer.

Teleperformance confirms that it is making good progress on the preparations for the Offer. A request for review and approval of the Offer Memorandum will be filed with the AFM no later than the second half of June 2023.

In addition, Teleperformance indicates that the assessment of the anti-trust filings to be made in connection with the contemplated transaction, as well the preparations of such filings, are still ongoing. Teleperformance currently expects that the regulatory clearances could be obtained in Q4 2023, but may be obtained in Q1 2024, in which case the timetable of the Offer would be adjusted accordingly. Further updates in this respect will be made when appropriate.

Bertelsmann Luxembourg S.à r.l. (“Bertelsmann”), Saham Customer Relationship Investments Limited and Saham Outsourcing Luxembourg S.à r.l. (together “Saham”), together representing 78.98% of the issued and outstanding share capital of Majorel, have agreed to irrevocable undertakings with Teleperformance to tender all their Majorel shares to the Offer and to elect, for all such Majorel shares, to receive Teleperformance shares. Bertelsmann and Saham also have agreed to a staggered lock-up period for the Teleperformance shares that they will receive. If the Offer is declared unconditional, the number of Teleperformance shares that Bertelsmann and Saham will receive in exchange for their Majorel shares is subject to the Offer consideration elected by other holders of Majorel shares pursuant to the Offer (i.e., cash or Teleperformance shares). Bertelsmann and Saham will be subject to, and tender their Majorel shares under, the same terms and conditions as the other Majorel shareholders. Bertelsmann and Saham did not receive any material relevant information with respect to Teleperformance prior to the announcement on 26 April 2023. All relevant information with respect to the Offer and Teleperformance will be included in the Offer Memorandum.

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Disclaimer

Certain information included in this press release are not historical facts but are forward-looking statements. These forward-looking statements are based on current beliefs, expectations, and assumptions, including, without limitation, assumptions as to the potential combination of Teleperformance with Majorel, and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements, or industry results or other events, to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date of this press release and Teleperformance expressly disclaims any obligation or undertaking to release any update or revisions to any forward-looking statements included in this press release to reflect any change in expectations or any change in events, conditions, or circumstances on which these forward-looking statements are based. Such forward-looking statements are for illustrative purposes only. Forward-looking information and statements are not guarantees of future performance and are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Teleperformance. The forward-looking statements included in this press release do not include any assumption for a further significant deterioration in market conditions or the current geopolitical situation. These risks and uncertainties include those discussed or identified under section 2.1 of the Universal Registration Document of Teleperformance, filed with the French Autorité des Marchés Financiers (AMF) on 27 February 2023 and available on the Teleperformance website (www.teleperformance.com) and the AMF website (www.amf-france.org).

This press release is for information purposes only and does not, and shall not, constitute an offer to sell or a solicitation of an offer to buy or subscribe for any securities of Teleperformance or Majorel nor a solicitation to offer to purchase or to subscribe for securities of Teleperformance or Majorel in any jurisdiction, including in France and the Netherlands. Any offer will be made only by means of the Offer Memorandum.

The distribution of this press release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, Teleperformance disclaims any responsibility or liability for the violation of any such restrictions by any person. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. Neither Teleperformance nor any of its advisors assumes any responsibility for any violation of any of these restrictions. Any Majorel shareholder who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

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About Teleperformance Group

Teleperformance (TEP – ISIN: FR0000051807 – Reuters: TEPRF.PA—Bloomberg: TEP FP), a global leader in digital business services, serves as a strategic partner to the world’s largest companies in many industries. It offers a One Office support services model including end-to-end digital solutions, which guarantee successful customer interaction and optimized business processes, anchored in a unique, comprehensive high touch, high tech approach. More than 410,000 employees, based in 91 countries, support billions of connections every year in over 300 languages and 170 markets, in a shared commitment to excellence as part of the “Simpler, Faster, Safer” process. This mission is supported by the use of reliable, flexible, intelligent technological solutions and compliance with the industry’s highest security and quality standards, based on Corporate Social Responsibility excellence. In 2022, Teleperformance reported consolidated revenue of €8,154 million (US$8.6 billion, based on €1 = US$1.05) and net profit of €645 million.

Teleperformance shares are traded on the Euronext Paris market, Compartment A, and are eligible for the deferred settlement service. They are included in the following indices: CAC 40, STOXX 600, S&P Europe 350, MSCI Global Standard and Euronext Tech Leaders. In the area of corporate social responsibility, Teleperformance shares are included in the CAC 40 ESG since September 2022, the Euronext Vigeo Euro 120 index since 2015, the EURO STOXX 50 ESG index since 2020, the MSCI Europe ESG Leaders index since 2019, the FTSE4Good index since 2018 and the S&P Global 1200 ESG index since 2017.

For more information: www.teleperformance.com Follow us on Twitter: @teleperformance

Contacts

FINANCIAL ANALYSTS AND INVESTORS Investor relations and financial communication department TELEPERFORMANCE Tel: +33 1 53 83 59 15 investor@teleperformance.com	PRESS RELATIONS Europe Karine Allouis – Laurent Poinsot IMAGE7 Tel: +33 1 53 70 74 70 teleperformance@image7.fr	PRESS RELATIONS Americas and Asia-Pacific Nicole Miller TELEPERFORMANCE Tel: + 1 629-899-0675 nicole.miller@teleperformance.com

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